Rule 18f-3 Multiple Class Plan


                    Calvert Social Investment Fund


         Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that an investment company desiring to offer multiple classes of shares pursuant to the Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges. Any material amendment to the plan must be approved by the investment company's Board of Trustees, including a majority of the disinterested Board members, who must find that the plan is in the best interests of each class individually and the investment company as a whole.

         1. Class Designation. Fund shares shall be designated Class A, Class B, Class C or Class I.

         2. Differences in Availability. Class A shares, Class B, and Class C shares shall both be available through the same distribution channels, except that 1) Class B shares may not be available through some dealers and are not available for purchases of $250,000 or more, and 2) Class C shares may not be available through some dealers, and are not available for purchases of $1 million or more. Class I shares are generally available only directly from Calvert and not through dealers, and must maintain a $1 million minimum account balance.

         3. Differences in Services. The services offered to shareholders of each Class shall be substantially the same, except that Rights of Accumulation, Letter of Intent and Reinvestment
Privilege shall be available only to holders of Class A shares. Class I purchases and redemptions may only be made by bankwire.

         4. Differences in Distribution Arrangements. Class A shares shall be offered with a front-end sales charge, as such term is defined in Article III, Section 26(b), of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. The amount of the sales charge on Class A shares is set forth at Exhibit
I. Class A shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of the Distribution Plan expenses for Class A shares, as set forth at
Exhibit I, are used to pay the Fund's Distributor for distributing the Fund's Class A shares. This amount includes a service fee at the annual rate of .25 of 1% of the value of the average daily net assets of Class A.

  Class B shares shall be offered with a contingent deferred sales charge and no front-end sales charge. The amount of the contingent deferred sales charge on Class B shares is set forth at Exhibit I. Class B shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of the Distribution Plan expenses for Class B shares, as set forth at
Exhibit I, are used to pay the Fund's Distributor for distributing the Fund's Class B shares. This amount includes a service fee at the annual rate of .25 of 1% of the value of the average daily net assets of Class B.

         Class C shares shall be subject to neither a front-end sales charge, nor a contingent deferred sales charge (CDSC). Class C shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of the Distribution Plan expenses for Class C shares are set forth at Exhibit I. The Class C Distribution Plan pays the Fund's Distributor for distributing the Funds Class C shares. This amount includes a service fee at the annual rate of .25 of 1% of the value of the average daily net assets of Class C.

         Class I shares shall be subject to neither a front-end sales charge, nor a contingent deferred sales charge (CDSC), nor are they subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.

         5. Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:
(a) Distribution Plan fees; (b) transfer agent fees; (c) administrative service fees; (d) printing and postage expenses payable by the Fund relating to preparing and distributing materials, such as proxies, reports and prospectuses to current shareholders of a specific Class; (e) class specific state notification fees; (f) class specific litigation or other legal expenses; (g) certain class specific reimbursement from the Advisor; and (h) certain class specific contract services (e.g., proxy solicitation).

         6. Conversion Features. Class B shares shall be subject to automatic conversion feature into Class A shares after they have been held for ____ years. Class A, Class C and Class I are not subject to automatic conversion.

         7. Exchange Privileges. Class A shares shall be exchangeable only for (a) Class A shares of other funds managed or administered by Calvert Group; (b) shares of funds managed or administered by Calvert Group which do not have separate share classes; and (c) shares of certain other funds specified from time to time.

         Class B shares shall be exchangeable only for (a) Class B shares of other funds managed or administered by Calvert Group; (b) Class A shares of other funds managed or administered by Calvert Group, if the front-end load on the Class A shares is paid at the time of the exchange; and (c) shares of certain other funds specified from time to time.

         Class C shares shall be exchangeable only for (a) Class C shares of other funds managed or administered by Calvert Group; (b) Class A shares of other funds managed or administered by Calvert Group, if the front-end load on the Class A shares is paid at the time of the exchange; and (c) shares of certain other funds specified from time to time.

         Class I shares shall be exchangeable only for (a) Class I shares of other funds managed or administered by Calvert Group; (b) Class A shares of other funds managed or administered by Calvert Group, if the front-end load on the Class A shares is paid at the time of the exchange; and (c) shares of certain other funds specified from time to time.


Dated:



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                                   EXHIBIT I

                        Calvert Social Investment Fund (CSIF)



                      Maximum Class A        Maximum Class A    Maximum Class C
                      Front-End Sales        12b-1 Fee          12b-1 fee
                      Charge


CSIF Managed Growth   4.75%                  0.35%              1.00%

CSIF Equity           4.75%                  0.35%              1.00%

CSIF Managed Index    ________               ______             ________


Class B (Managed Index only)                                    Maximum Class B
Contingent Deferred Sales Charge                                12b-1 Fee

 Shares held less than one year after purchase       ______     ________
More than one year but less than two                 ______
More than two years but less than three              ______
More than three years but less than four             ______
More than four years but less than five              ______
More than five years but less than six               ______




Revised Dec. 1997
Lgl Share/Agreements/18F-3 Multiple class with Instit.